UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2014 (March 31, 2014)

SPRINGLEAF HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36129	27-3379612
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 N.W. Second Street

Evansville, IN  47708

(Address of principal executive offices)

(812) 424-8031

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Prepayment of Secured Term Loan

On March 31, 2014, Springleaf Financial Funding Company (the “Borrower”) prepaid, without penalty or premium, the entire $750.0 million principal amount of the loans outstanding under its Amended and Restated Credit Agreement, dated as of May 10, 2011 (the “Credit Agreement”), among the Borrower, Springleaf Finance Corporation (“SFC” and, collectively with its subsidiaries, the “Company”, “we” or “our”), the subsidiaries of SFC party thereto (the “Subsidiary Guarantors”), the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto.  Upon the prepayment, all obligations (other than contingent reimbursement obligations and indemnity obligations) of the Borrower, SFC and the Subsidiary Guarantors under the Credit Agreement and related loan documents were terminated and all guarantees and security interests issued or granted in connection therewith were released.

The Borrower, SFC and the Subsidiary Guarantors are indirect wholly owned subsidiaries of Springleaf Holdings, Inc. (“SHI” and, collectively with its subsidiaries, the “Company”, “we” or “our”).

Sale of 2009-1 Retained Certificates

On July 30, 2009, Third Street Funding LLC (“Third Street”), a special purpose vehicle wholly owned by SFC,  completed a private securitization transaction in which Third Street sold $1.2 billion of certificates backed by real estate loans of the American General Mortgage Loan Trust 2009-1 (the “2009-1 Trust”). Third Street initially retained $786.3 million of the 2009-1 Trust’s subordinate mortgage-backed certificates (the “2009-1 Retained Certificates”).

In February 2014, Third Street offered the Certificates for sale in a competitive auction. On March 6, 2014, Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPFS”) was declared the winning bidder and Third Street entered into an agreement to sell, subject to certain closing conditions, all of its interest in the 2009-1 Retained Certificates to MLPFS for a price of $738.0 million. Concurrently, New Residential Investment Corp. and MLPFS entered into an agreement pursuant to which New Residential Investment Corp. agreed to purchase approximately 75% of the 2009-1 Retained Certificates. New Residential Investment Corp. is managed by an affiliate of Fortress Investment Group LLC (“Fortress”). SHI’s parent company is primarily owned by (i) a private equity fund managed by Fortress and (ii) AIG Capital Corporation, a subsidiary of American International Group, Inc.

Third Street completed the sale of the 2009-1 Retained Certificates on March 31, 2014. Third Street retained no interest in the certificates issued by, or the real estate loans included in, the 2009-1 Trust, and, as a result, the sale of the 2009-1 Retained Certificates was accounted for as a sale of the real estate loans included in the 2009-1 Trust, which totaled $780.7 million as of December 31, 2013. This transaction reflects an acceleration of the liquidation of our legacy real estate portfolio, which we plan to effect through continued runoff and opportunistic sales. While we continue to manage the runoff of the portfolio, we will continue to consider opportunistic sales of additional portions of the portfolio as market conditions allow.

Sale of Real Estate Loans

On March 7, 2014, MorEquity, Inc., a wholly owned subsidiary of SFC,  entered into an agreement to sell, subject to certain closing conditions, performing and non-performing real estate loans totaling $70.2 million as of December 31, 2013. MorEquity completed this transaction on March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGLEAF HOLDINGS, INC.
Date: April 3, 2014

	By:	/s/ Minchung (Macrina) Kgil
Minchung (Macrina) Kgil
Senior Vice President and
Chief Financial Officer